Exhibit 21.1

LIST OF PENNYMAC FINANCIAL SERVICES, INC. SUBSIDIARIES

as of December 31, 2015

Entity	Entity Type	State or Other Jurisdiction of Incorporation or Organization
Private National Mortgage Acceptance Company, LLC	Limited Liability Company	Delaware
PNMAC Capital Management, LLC	Limited Liability Company	Delaware
PennyMac Loan Services, LLC	Limited Liability Company	Delaware
PNMAC Opportunity Fund Associates, LLC	Limited Liability Company	Delaware
PNMAC Finance Corporation	Corporation	Delaware
PennyMac Loan Services, Inc.	Corporation	California